UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2022

ZOMEDICA CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-38298	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Phoenix Drive, Suite 125, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 369-2555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ZOM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2022, Zomedica Corp. (the “Company”) appointed Anthony K. Blair as the Company’s Chief Operating Officer, effective immediately.

Mr. Blair, 61, previously served as the Company’s Executive Vice President, Operations from January 2022. Prior to joining the Company, Mr. Blair was a principal founder of BGA Mfg. Services LLC, a manufacturing and operations consulting organization since September of 2001. From July 2012 through November 2015, Mr. Blair served as the Chief Operating Officer of Cardiox Corporation, privately-held company that developed, manufactured, and marketed drug-device combination products for the structural heart and liver markets. Mr. Blair served as VP of Manufacturing for Devicor Medical Products, Inc., the parent corporation of Mammotome, a company dedicated to acquiring and growing healthcare companies from August 2011 to August 2012. From June 2004 to August 2011, Mr. Blair served as the VP of Manufacturing Operations of Neoprobe Corporation, a biomedical technology company. Mr. Blair holds a Bachelors’ degree in Business Administration from Cleveland State University.

In connection with Mr. Blair’s appointment as Chief Operating Officer, the Company agreed to pay him a base salary of $250,000 per year. At the conclusion of each calendar year Mr. Blair will be eligible to receive an annual discretionary bonus of up to 35% of his base salary (prorated for 2022) based on the achievement of certain individual and corporate performance objectives established by the Company’s Chief Executive Officer and Board of Directors (the “Board”). In February 2022, the Company granted to Mr. Blair options to purchase an aggregate of 3,000,000 common shares at an exercise price of $0.35 per share under the Company’s Amended and Restated Stock Option Plan. The options will vest in four equal annual installments, beginning on the one-year anniversary of the date of grant and will expire on the tenth anniversary of the date of grant, subject to earlier termination upon the occurrence of certain circumstances. No changes were made to these options and no additional options were granted to Mr. Blair in connection with his appointment as Chief Operating Officer.

There is no family relationship between Mr. Blair and any director or executive officer of the Company. There are no transactions between Mr. Blair and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On June 13, 2022, the Company appointed Karen DeHaan-Fullerton as the Company’s Chief Counsel and Corporate Secretary.

Ms. DeHaan-Fullerton, 54, previously served as the Company’s General Counsel from May 2022. Prior to joining the Company, Ms. DeHaan-Fullerton served as Associate General Counsel and Senior Transaction Counsel at Exactech, Inc., a privately held orthopedic device manufacturer from March 2019 to May 2022. From January 2016 to March 2019, Ms. DeHaan-Fullerton held several positions at Elanco US, Inc., an animal healthcare company, including BD counsel, Counsel, North America and Assistant General Counsel. Ms. DeHaan-Fullerton holds a Bachelor of Science degree from Northeast Missouri State University, an accounting certificate from Northwestern University and a Juris Doctorate from the University of Louisville.

In connection with Ms. DeHaan-Fullerton’s appointment as Chief Counsel and Secretary, the Company agreed to pay her a base salary of $250,000 per year. At the conclusion of each calendar year Ms. DeHaan-Fullerton will be eligible to receive an annual discretionary bonus of up to 30% of her base salary (prorated for 2022) based on the achievement of certain individual and corporate performance objectives established by the Company’s Chief Executive Officer and the Board. In May 2022, the Company granted to Ms. DeHaan-Fullerton options to purchase an aggregate of 500,000 common shares at an exercise price of $0.24 per share under the Company’s Amended and Restated Stock Option Plan. The options will vest in four equal annual installments, beginning on the one-year anniversary of the date of grant and will expire on the tenth anniversary of the date of grant, subject to earlier termination upon the occurrence of certain circumstances. No changes were made to these options and no additional options were granted to Ms. DeHaan-Fullerton in connection with her appointment as Chief Counsel and Secretary.

There is no family relationship between Ms. DeHaan-Fullerton and any director or executive officer of the Company. There are no transactions between Ms. DeHaan-Fullerton and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA CORP.

Date: June 15, 2022	By:	/s/ Ann Marie Cotter
	Name:	Ann Marie Cotter
	Title:	Chief Financial Officer

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